CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: October 30, 2008

CITIZENS COMMUNITY BANCORP TO OPEN SIX IN-STORE BRANCHES AT
WAL-MART SUPERCENTERS IN 2009

EAU CLAIRE, Wis.—Oct. 30— Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced that it has signed an agreement with Wal-Mart to open six branches during 2009 in Wal-Mart Supercenters in Wisconsin and Minnesota.

The company will open Citizens Community Federal branches in the following Wal-Mart Supercenter locations:
•	Menomonie, Wis.;
•	Neenah, Wis.;
•	Plover, Wis.;
•	Shawano, Wis.;
•	Wisconsin Rapids, Wis.; and
•	Oak Park Heights, Minn.

Said Tim Cruciani, executive vice president of Citizens Community Bancorp, Inc., “We’re very excited to continue our expansion into Wal-Mart retail locations in 2009.  These new branches will provide our customers the opportunity to do their banking and shopping in one, convenient location—with expanded hours and services to fulfill their banking needs.  Citizens’ continued transition into Wal-Mart Supercenters is consistent with our targeted expansion strategy and offers the potential for deposit and loan growth.”

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wis., is the holding company for Citizens Community Federal, a federal savings association operating 19 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
October 30, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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